Exhibit 99.1

CONTACT:
Jeff Unger
Vice President Investor Relations
(561) 482-9715

Destination XL Group, Inc. Reports Second-Quarter 2015 Financial Results

+11.9% DXL Comparable Sales Increase, Building On +11.3% Comp Increase in Second Quarter 2014;

Company Affirms Guidance for Fiscal 2015

CANTON, Mass., August 27, 2015 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest omni-channel specialty retailer of big and tall men's apparel, today reported operating results for the second quarter of fiscal 2015.

Second-Quarter Fiscal 2015 Highlights

•	Total comparable sales increased +6.7%, on top of +7.0% in the prior-year quarter
•	111 DXL retail stores, open at least 13 months, had an +11.9% comparable sales increase on top of +11.3% in the prior-year quarter
•	Operating loss of $(0.2) million versus an operating loss of $(2.6) million in the prior-year quarter
•	EBITDA from continuing operations increased 116% to $6.8 million from $3.1 million in the prior-year quarter
•	Sales per square foot for the DXL retail stores, on a rolling 12-month basis, were $172, compared with $156 for the prior-year quarter

Management Comments

“Our outstanding second-quarter results continue to demonstrate that our long-term plan is working, as we delivered improvements in both sales and profitability,” said President and CEO David Levin. “Once again, our DXL retail stores produced a double-digit sales comp increase of +11.9%, on top of +11.3% from the second quarter last year. In fact, sales growth accelerated through the quarter, from the combination of favorable weather, increased store traffic, higher average transaction and greater sales to end-of-rack customers.

“EBITDA for the quarter was $6.8 million – a 116% increase from the second quarter of 2014. Our new DXL stores are exceeding our expectations, and our total customer growth for the first six months of 2015 has already outpaced our total customer count growth for all of fiscal 2014.  We are trending to the higher end of our guidance for fiscal 2015, and we remain on track with our fiscal 2016 projections for sales of $470 million and EBITDA of $35 million,” Levin said.

“We also are very excited to announce that after a detailed analysis of our existing Casual Male and DXL store portfolio, we have identified approximately 400 DXL store opportunities nationwide, compared with our previous estimate of 250. Increasing brand awareness, the success of our smaller footprint stores and the introduction of the DXL outlet stores enable us to expand our reach beyond previous estimates. We are generating sufficient free cash flow to fund the planned expanded roll-out, and we anticipate healthy returns on invested capital based on our experience to date. Consequently, we now expect to open 30 to 40 DXL stores per year through fiscal 2020, which we believe will translate into higher revenue and profitability than previously forecast, beginning in 2017,” Levin concluded.

Second-Quarter 2015 Results

Sales

For the second quarter of fiscal 2015, total sales rose 9.6% to $114.1 million from $104.2 million in the second quarter of fiscal 2014. The increase of $9.9 million in total sales was primarily the result of higher sales at DXL stores of $16.9 million. On a comparable basis, total transactions in the Company’s DXL stores were up 9.2% over the prior-year second quarter. The DXL stores are experiencing increased store traffic, as well as improved conversion of store traffic to top-line sales, both of which contributed to the overall increase in transactions.

Gross Margin

For the second quarter of fiscal 2015, gross margin, inclusive of occupancy costs, was 47.2%, compared with gross margin of 46.3% for the second quarter of fiscal 2014. The increase of 90 basis points was the result of a 30-basis-point improvement in occupancy costs as a percentage of total sales, due to the leveraging of sales, and a 60-basis-point improvement in merchandise margin, primarily due to lower markdowns as a result of the Company’s low clearance inventory levels.

Selling, General & Administrative

SG&A expenses for the second quarter of fiscal 2015 were 41.3% of sales, compared with 43.3% in the second quarter of fiscal 2014. On a dollar basis, SG&A expense increased $2.0 million from the same quarter a year ago. Increased payroll, sales and corporate expenses this quarter were partially offset by a decrease in marketing expense, which was largely driven by improved advertising rates during the Company’s spring campaign. The results for the second quarter of fiscal 2015 include DXL transition costs of approximately $0.9 million, compared with $0.8 million for the second quarter of the prior year.

EBITDA from Continuing Operations

Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations, a non-GAAP measure, for the second quarter of fiscal 2015 were $6.8 million, compared with $3.1 million for the second quarter of fiscal 2014. The improvement was primarily driven by an increase in sales from the same quarter of the prior year.

Net Loss

Net loss for the second quarter of fiscal 2015 was $(1.0) million, or $(0.02) per diluted share, compared with a net loss of $(4.0) million, or $(0.08) per diluted share, for the second quarter of fiscal 2014. On a non-GAAP basis, assuming a normalized tax rate of 40%, adjusted net loss for the second quarter of fiscal 2015 was $(0.01) per diluted share, compared with $(0.05) per diluted share for the second quarter of fiscal 2014.

Cash Flow

Cash flow provided by operations for the first six months of fiscal 2015 was $6.7 million, compared with cash flow used for operations of $(2.7) million in the same period of fiscal 2014. After capital expenditures, free cash flow, a non-GAAP measure, for the first six months of fiscal 2015 improved by $11.3 million to $(10.3) million from $(21.6) million for the same period of fiscal 2014.

Capital expenditures for the first six months of fiscal 2015 were $17.0 million, compared with $18.9 million for the same period of the prior year. All capital expenditures are subject to ROIC (“Return on Invested Capital”) hurdles.

Non-GAAP measures

EBITDA from continuing operations, adjusted net loss per share and free cash flow are non-GAAP financial measures.  Please see “Non-GAAP Measures” below and a reconciliation of these non-GAAP measures to the comparable GAAP measures that follows the table below.

Balance Sheet & Liquidity

At August 1, 2015, the Company had cash and cash equivalents of $5.8 million. Total debt at August 1, 2015 consisted of $34.1 million outstanding under the Company’s credit facility, net of unamortized debt issuance costs, and approximately $29.8 million outstanding under its term loan and equipment financing notes, net of unamortized debt issuance costs. At August 1, 2015, the Company had $73.9 million of excess availability under its credit facility.

Inventory was $123.6 million at August 1, 2015, compared with $115.2 million at January 31, 2015 and $116.0 million at August 2, 2014. The increase in inventory over both year end and last year’s second quarter is due to an increase in total store square footage and the higher mix of branded product due to having more DXL stores open. Clearance inventory represented 7.2% of total inventory in the second quarter of 2015, compared with 8.4% of total inventory in the second quarter of 2014.

Retail Store Information

The following is a summary of the store count, with respective square footage by store concept:

	Year End 2013		Year End 2014		At August 1, 2015		Year End 2015E
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL Retail	99	915	138	1,179	153	1,290	168	1,382
DXL Outlets	—	—	2	12	5	26	10	51
CMXL Retail	198	713	157	557	144	511	126	446
CMXL Outlets	52	167	48	153	44	141	38	117
Rochester Clothing	10	88	8	74	8	74	5	56
Total	359	1,883	353	1,975	354	2,042	347	2,052

Fiscal 2015 Outlook

The Company is affirming its previous earnings guidance for fiscal 2015.  The Company expects:

•	Total sales in the range of $438.0 to $443.0 million.
•	A total comparable sales increase of approximately 5.6%.
•	Gross profit margin of approximately 45.9%.
•	SG&A costs of approximately $180.5 million.
•	Depreciation and amortization expense of approximately $28.5 million.
•	Interest expense of approximately $3.8 million.
•	EBITDA in the range of $21.0 to $23.0 million.
•	Operating margin loss of between (1.7%) and (1.2%).
•

A net loss of $(0.20) to $(0.23) per diluted share. On a non-GAAP basis, an adjusted net loss of $(0.12) to $(0.14) per diluted share. This guidance is presented on a non-GAAP basis for comparative purposes to fiscal 2014 earnings, assuming a normal tax benefit of approximately 40%. The Company expects to continue to provide a full valuation allowance against its deferred tax assets in fiscal 2015 and will not recognize any income tax benefit on its operating loss in fiscal 2015.

•	To open approximately 30 DXL retail and 8 DXL outlet stores and close approximately 41 Casual Male XL and 3 Rochester Clothing stores.
•	Capital expenditures, net of tenant allowances of $6.0-$7.0 million, of approximately $30.0-$32.0 million.
•

Borrowings at the end of fiscal 2015 in the range of $72.0 to $76.0 million consisting of $45.3 to $49.3 million under the credit facility, a term loan of approximately $13.8 million, and equipment financing notes of approximately $12.9 million. Free cash flow in the range of $(18.5) to $(22.5) million.

Conference Call

The Company will hold a conference call to review its financial results today, Thursday, August 27, 2015 at 9:00 a.m. ET. To listen to the live webcast, visit the "Investor Relations" section of the Company's website. The live call also can be accessed by dialing: (888) 417-8465. Please reference conference ID: 7785076. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release refers to free cash flow, EBITDA from continuing operations and adjusted net loss per diluted share. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net income (loss), earnings (loss) per diluted share, income (loss) from continuing operations or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures helps investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements.

The Company calculates free cash flow as cash flow from operating activities less capital expenditures and less discretionary store asset acquisitions, if applicable.  EBITDA is calculated as earnings before interest, taxes, depreciation and amortization. EBITDA from continuing operations is calculated as EBITDA before discontinued operations.  Adjusted net loss per diluted share has been adjusted for a normal tax rate, assuming 40%.  Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest omni-channel specialty retailer of big & tall men's apparel with store locations throughout the United States and London, England. The retailer operates under five brands: Destination XL®, Casual Male XL, Rochester Clothing, ShoesXL and LivingXL. The Company also operates e-commerce sites at www.destinationxl.com and www.bigandtall.com. With more than 2,000 private label and name brand styles to choose from, big and tall customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company’s investor relations website: http://investor.destinationxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding the Company’s expectations with respect to its projected sales and EBITDA for fiscal 2016 and cash flows, operating and gross profit margins, store counts, pace of store openings, costs, capital expenditures, borrowings, sales, EBITDA, profitability and earnings expectations for fiscal 2015. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 25, 2015, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to the Company’s execution of its DXL strategy and ability to grow its market share, its ability to predict customer tastes and fashion trends, its ability to forecast sales growth trends  and its ability to compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the three months ended		For the six months ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Sales	$114,147	$104,162	$218,552	$200,821
Cost of goods sold including occupancy costs	60,264	55,925	116,430	108,646
Gross profit	53,883	48,237	102,122	92,175

Expenses:
Selling, general and administrative	47,121	45,101	88,590	86,548
Depreciation and amortization	6,928	5,698	13,450	11,128
Total expenses	54,049	50,799	102,040	97,676

Operating income (loss)	(166)	(2,562)	82	(5,501)

Interest expense, net	(746)	(451)	(1,507)	(862)

Loss from continuing operations before provision for income taxes	(912)	(3,013)	(1,425)	(6,363)
Provision for income taxes	67	63	128	110

Loss from continuing operations	(979)	(3,076)	(1,553)	(6,473)
Loss from discontinued operations, net of taxes	—	(956)	—	(1,095)
Net loss	$(979)	$(4,032)	$(1,553)	$(7,568)

Net loss per share - basic and diluted:
Loss from continuing operations	$(0.02)	$(0.06)	$(0.03)	$(0.13)
Loss from discontinued operations, net of taxes	$—	$(0.02)	$—	$(0.02)
Net loss per share - basic and diluted:	$(0.02)	$(0.08)	$(0.03)	$(0.16)

Weighted-average number of common shares outstanding:
Basic	49,081	48,743	49,050	48,699
Diluted	49,081	48,743	49,050	48,699

DESTINATION XL GROUP, INC.
CONSOLIDATED BALANCE SHEETS
August 1, 2015, January 31, 2015 and August 2, 2014
(In thousands)
Unaudited

	August 1,	January 31,	August 2,
	2015	2015	2014
ASSETS

Cash and cash equivalents	$5,798	$4,586	$5,567
Inventories	123,568	115,220	116,028
Other current assets	14,888	12,532	15,217
Property and equipment, net	124,034	120,328	111,866
Intangible assets	2,966	3,308	3,778
Other assets	3,736	3,907	2,897
Total assets	$274,990	$259,881	$255,353

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable, accrued expenses and other liabilities	$102,855	$99,049	$91,347
Long-term debt	29,832	33,506	22,446
Borrowings under credit facility	34,090	18,817	25,271
Deferred gain on sale-leaseback	15,387	16,119	16,852
Stockholders' equity	92,826	92,390	99,437
Total liabilities and stockholders' equity	$274,990	$259,881	$255,353

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING.

GAAP TO NON-GAAP RECONCILIATION OF EBITDA FROM CONTINUING OPERATIONS
	For the three months ended
	August 1, 2015	August 2, 2014
(in millions)
Net loss, GAAP basis	$(1.0)	$(4.0)
Add back:
Provision for income taxes	0.1	0.1
Interest expense	0.7	0.5
Depreciation and amortization	6.9	5.7
EBITDA, GAAP basis	6.8	2.2
Loss from discontinued operations	—	(1.0)
EBITDA from continuing operations, non-GAAP basis	$6.8	$3.1

GAAP TO NON-GAAP RECONCILIATION OF NET LOSS

	For the three months ended
	August 1, 2015		August 2, 2014
	$	per share	$	per share
(in thousands, except per share data)
Net loss, GAAP basis	$(979)	$(0.02)	$(4,032)	$(0.08)

Add back: Actual income tax provision	67		63
Income tax benefit, assuming normal tax rate of 40%	365		1,588

Adjusted net loss, non-GAAP basis	$(547)	$(0.01)	$(2,381)	$(0.05)

Weighted average number of common shares outstanding on a diluted basis		49,081		48,743

GAAP TO NON-GAAP FREE CASH FLOW RECONCILIATION

	For the six months ended		Projected
(in millions)	August 1, 2015	August 2, 2014	Fiscal 2015
Cash flow from operating activities, GAAP basis	$6.7	$(2.7)	$16.5-$17.5
Less: Capital expenditures	(17.0)	(18.9)	(36.0)-(39.0)
Less: Store acquisitions, if applicable	—	—	—
Free Cash Flow, non-GAAP basis	$(10.3)	$(21.6)	$(18.5)-$(22.5)